EXHIBIT 10.1

FRANKLIN ELECTRIC CO., INC.
SUPPLEMENTAL RETIREMENT AND
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2012

INTRODUCTION
This Franklin Electric Co., Inc. ("Franklin") Supplemental Retirement and Deferred Compensation Plan (the "Plan") is unfunded and is maintained by Franklin primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees. The Plan was adopted effective as of December 12, 2008, to allow eligible executive officers of Franklin and certain affiliates to defer receipt of portions of their base salary and bonus awards. The Plan is hereby amended and restated, effective as of January 1, 2012, to permit Franklin to make contributions to the Plan on behalf of eligible executive officers, regardless of their election to defer portions of their salary and bonus into the Plan.
ARTICLE 1.
DEFINITIONS

1.1.
"Account" shall mean the bookkeeping account maintained for each Participant to record his Salary Deferrals, Award Deferrals, Restoration Contributions, SERP Contributions and his transferred Pension Restoration Plan Account, all as adjusted pursuant to Article 5.

1.2.	"Affiliated Company" shall mean any company that together with Franklin would be treated as a single employer under section 414(b), (c), (m) or (o) of the Code.

1.3.	"Award" shall mean the amount awarded to a Participant as a bonus under the Franklin Executive Officer Annual Incentive Cash Bonus Program or any other successor plan or program.

1.4.	"Award Deferrals" shall mean the amounts credited to a Participant's Account under Section 3.2(b).

1.5.	"Board" shall mean the board of directors of Franklin.

1.6.	"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.7.	"Committee" shall mean the Franklin Employee Benefits Committee, as appointed by the Board from time to time.

1.8.
"Compensation" shall mean a Participant's Annual Compensation as such term is defined in the FERP, prior to the exclusion of the Participant's Salary Deferrals and/or Award Deferrals for such Plan Year.

1.9.	“Credited Service” shall mean a Participant's “Credited Service” as such term is defined in the FERP.

1.10.
"Deferral Agreement" shall mean a completed agreement between a Participant and a Participating Company of which he is an employee under which the Participant agrees to defer Salary or an Award under the Plan, as the case may be.

1.11.
"Employment Termination" shall mean the termination of a Participant's employment for any reason by the Participating Company that had been employing the Participant and all other Affiliated Companies; provided, however, that no event shall constitute an "Employment Termination" under this Plan if it does not constitute a "separation from service" within the meaning of Code section 409A(a)(2)(A)(i).

1.12.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13.	“FERP” shall mean the Franklin Electric Co., Inc. Retirement Program, as amended and restated effective January 1, 2012, and as further amended from time to time.

1.14.	“MOCC” shall mean the Management Organization and Compensation Committee of the Board.

1.15.	"Participant" shall mean any individual who is eligible, pursuant to Section 2.1, to participate in this Plan.

1.16.	"Participating Company" shall mean Franklin and any Affiliated Company which the Board designates for participation in the Plan in accordance with Section 8.5(b).

1.17.	“Pension Restoration Plan Account” shall mean the account transferred into a Participant's Account pursuant to Section 4.3.

1.18.	"Plan" shall mean the Franklin Electric Co., Inc. Supplemental Retirement and Deferred Compensation Plan, as amended from time to time.

1.19.	"Plan Year" shall mean the calendar year.

1.20.	“Restoration Contribution” shall mean an amount credited to a Participant's Account under Section 4.1.

1.21.	"Salary” shall mean a Participant's base salary.

1.22.	"Salary Deferrals" shall mean the amounts credited to a Participant's Account under Section 3.2(a).

1.23.	“Supplemental Executive Retirement (SERP) Contribution” shall mean an amount credited to a Participant's Account under Section 4.2.

1.24.	"Unforeseeable Emergency" shall mean a severe financial hardship as defined in Section 6.2(b) of this Plan.

1.25.	"Valuation Date" shall mean each business day on which the securities markets are open.

1.26.	“Vesting Service” shall mean a Participant's “Vesting Service” as such term is defined in the FERP.

ARTICLE 2.

ELIGIBILITY AND MEMBERSHIP

2.1.	In General.

(a)
Eligibility to participate in the Plan shall be limited to any employee of a Participating Company who is designated as a Participant by Franklin's Chief Executive Officer and, in the case of eligibility for Salary Deferrals, Award Deferrals and SERP Contributions, approved by the MOCC. Any employee of a Participating Company may be designated as a Participant by Franklin's Chief Executive Officer with respect to eligibility for Restoration Contributions.

(b)
A Participant's participation in the Plan shall be effective upon the earliest of (i) the date he files his initial Deferral Agreement with the Committee, (ii) the date the Committee allocates his Pension Restoration Plan Account to his Account or (iii) the date the Committee allocates his initial Restoration Contribution and/or SERP Contribution to his Account. As a condition of membership the Committee may require such other information as it deems appropriate.

(c)	A Participant's participation in the Plan shall continue until such time as his Accounts are fully distributed to him or, in the event of his death, his beneficiary or estate.

2.2.
Employment Termination; Re-employment. A Participant's Salary Deferrals and Award Deferrals shall cease upon his Employment Termination. A Participant who is eligible to receive a Restoration Contribution and/or SERP Contribution pursuant to Article 4 shall not receive such contribution(s) for the Plan Year in which his Employment Termination occurs, unless his Employment Termination occurs (a) on or after attaining age 65 or (b) on or after attaining age 55 with 10 years of Vesting Service. Notwithstanding the preceding sentence, a Participant shall not receive a Restoration Contribution or SERP Contribution for the Plan Year in which his Employment Termination occurs if his Employment Termination occurs for cause, as such term is determined in the full discretion of the MOCC. If a Participant receives a Restoration Contribution and/or SERP Contribution for the Plan Year in which his Employment Termination occurs, such contribution shall be based on Compensation received during such Plan Year. A terminated Participant will receive no further such contribution(s) thereafter until his employment resumes and he is again designated a Participant pursuant to Section 2.1.

2.3.
Change in Status. In the event that a Participant ceases to be eligible to participate in the Plan but continues to be employed by Franklin or an Affiliated Company (either by transfer of employment from a Participating Company or designation of ineligibility by the CEO and MOCC), (a) his Salary Deferrals and Award Deferrals shall thereupon be suspended and (b) he shall not receive Restoration Contributions or SERP Contributions for any Compensation earned after the date his Plan eligibility ceases. All other provisions of his Deferral Agreement(s) shall remain in force.

ARTICLE 3.

DEFERRAL AGREEMENTS

3.1.
In General. A Deferral Agreement shall be in writing and properly completed on a form approved by the Committee, or pursuant to such procedures established by the Committee, which shall be the sole judge of the proper completion thereof. Such Agreement shall provide for Salary Deferrals or for Award Deferrals, shall specify the distribution option applicable to the deferrals, and may include such other provisions as the Committee deems appropriate. A Deferral Agreement shall not be revoked or modified with respect to the allocation of prior deferrals except pursuant to Section 3.3 or Article 5.

3.2.    Filing Requirements.

(a)	Salary Deferrals.

(i)	A Participant must complete a Deferral Agreement during any December in order to defer Salary otherwise payable for services performed during the following Plan Year.

(ii)
Notwithstanding subsection (i) above, when an individual first becomes eligible to participate in this Plan, and is not a participant in another plan sponsored by Franklin or an Affiliated Company that is considered to be of a similar type as defined in Treas. Reg. § 1.409A-1(c)(2)(i)(A) or as otherwise provided by the Code, he must complete a Deferral Agreement within 30 days after the Committee notifies the individual of his eligibility to participate in the Plan, in order to defer Salary otherwise payable for services performed during the Plan Year.

(iii)	The minimum percentage of Salary a Participant may defer is 5%, and the maximum percentage of Salary a Participant may defer is 50%. Salary must be deferred in 5% increments.

(iv)	Each Deferral Agreement shall be effective only with respect to payroll periods beginning on or after the first day of the month following the date the Deferral Agreement is filed with the Committee.

(b)	Award Deferrals.

(i)
With respect to an Award for services rendered for a Plan Year or a period of Plan Years (in the case of a long-term Award), a Participant may elect to defer a portion of that Award by filing a Deferral Agreement on or before the close of business on June 30 of that Plan Year, or, in the case of a long-term Award, by June 30 of the final Plan Year of the Award term. In the event that June 30 does not fall on a weekday, such filing must be made by the close of business on the last prior business day.

(ii)
Notwithstanding the foregoing, for the Plan's initial Plan Year, a Participant, pursuant to transition relief rules issued by the Internal Revenue Service, could elect to defer an Award, including a long-term Award, payable in 2009 by filing a Deferral Agreement by December 31, 2008.

(iii)
A Participant's election to defer a portion of his Award shall be effective on the last day that such deferral may be elected under this Section 3.2(b) and shall be effective only for the Award so designated by the Participant.

(iv)	The minimum amount of Award that can be deferred is 5% of the Award, and the maximum amount of Award that can be deferred is 90% of the Award. Awards must be deferred in 5% increments.

3.3.    Changing Deferrals.

(a)
Salary Deferrals. A Participant's election of the rate at which he authorizes Salary Deferrals shall become irrevocable and remain in effect for the full Plan Year following his election, except as described in Section 3.3(c) below. His election shall continue to remain in effect in subsequent Plan Years unless he completes a new Deferral Agreement. The amendment shall be filed by December 31 and shall be effective for payroll periods beginning on or after the following January 1.

(b)
Award Deferrals. A Participant may change his election to defer a portion of his Award prior the effective date in Section 3.2(b)(iii), but his election shall become irrevocable as of the date the election becomes effective, except as described in Section 3.3(c) below. A Participant's Award Deferral election will not automatically remain in effect in subsequent Plan Years; he must make a new Award Deferral election for each Plan Year.

(c)
Cancellation Due to Unforeseeable Emergency or FERP Hardship Distribution. Salary Deferrals and Award Deferrals shall be canceled in the case of a Participant's Unforeseeable Emergency or as required under the FERP in the event the Participant receives a hardship distribution from the FERP. A Participant may make subsequent Salary Deferrals and Award Deferrals by executing a new Deferral Agreement in accordance with Sections 3.2(a) and/or 3.2(b).

ARTICLE 4.

EMPLOYER CONTRIBUTIONS

4.1.
Restoration Contributions. For Plan Years beginning on or after January 1, 2012, and except as set forth in Section 4.3, the Committee shall credit a Restoration Contribution each Plan Year on behalf of each Participant who participates in the FERP, receives a Service Contribution to the FERP, and has such Service Contribution limited by the IRS compensation limitation for such Plan Year, in an amount equal to:

(a)
an amount equal to his Service Contribution made to the FERP for such Plan Year calculated by using the Plan's definition of Compensation and without regard to the IRS compensation limitation for such Plan Year; less

(b)	his actual Service Contribution made to the FERP for such Plan Year.

The IRS compensation limitation is established in Code Section 401(a)(17) and is $250,000 for 2012. The limitation may be adjusted for inflation by the IRS in future years. The following chart shows the Restoration Contribution schedule using the 2012 IRS compensation limitation.

FERP Service	FERP Contribution	Restoration Contribution
0 - 4 years	3% of Annual Compensation below $250,000	3% of Compensation above $250,000
5 - 9 years	4% of Annual Compensation below $250,000	4% of Compensation above $250,000
10 - 14 years	5% of Annual Compensation below $250,000	5% of Compensation above $250,000
15 - 19 years	7% of Annual Compensation below $250,000	7% of Compensation above $250,000
20+ years	9% of Annual Compensation below $250,000	9% of Compensation above $250,000

4.2.
SERP Contributions. For Plan Years beginning on or after January 1, 2012, and except as set forth in Section 4.3, the Committee shall credit a SERP Contribution for each Plan Year on behalf of each Participant in a percentage of such Participant's Compensation as determined by his Credited Service completed as of the end of such Plan Year according to the following schedule:

Credited Service	SERP Contribution
0-4 years	2% of Compensation
5-9 years	3% of Compensation
10 or more years	4% of Compensation

For the first Plan Year a Participant participates in the Plan, only his Compensation earned after the date his participation begins shall be used to calculate his SERP Contribution.

4.3.
Special Exception for Continuing Pension Restoration Plan Participants. Notwithstanding the foregoing, a Participant who continues to participate in the Franklin Electric Co., Inc. Pension Restoration Plan (the “Pension Restoration Plan”) on or after January 1, 2012 shall not be eligible to receive a Restoration Contribution or SERP Contribution for the duration of his participation in the Pension Restoration Plan.

4.4.
Contribution for Year of Employment Termination. A Participant shall not receive a Restoration Contribution or SERP Contribution for the Plan Year in which his Employment Termination occurs, except as provided in Section 2.2.

4.5.
Pension Restoration Plan Account Transfer. A Participant whose participation in the Pension Restoration Plan ceased as of December 31, 2011 had his Pension Restoration Plan Account transferred to his Plan Account effective as of January 1, 2012.

ARTICLE 5.

VESTING AND MAINTENANCE OF ACCOUNTS

5.1.
Accounts Generally. The Committee shall credit Salary Deferrals, Award Deferrals, Restoration Contributions, SERP Contributions and the transferred Pension Restoration Plan Account, as applicable, to a Participant's Account, and shall create a separate “sub-account” recordkeeping entry within the Account for each type of deferral or contribution.

5.2.    Vesting of Account.

(a)	Each Participant shall be fully vested at all times in the sub-account to which his Salary Deferrals, Award Deferrals and transferred Pension Restoration Account are credited.

(b)	Each Participant shall be fully vested in the sub-account to which his Restoration Contributions are credited upon the earlier of his completion of three years of Vesting Service or his death.

(c)
Each Participant shall be fully vested in the sub-account to which his SERP Contributions are credited upon the earliest of (i) the attainment of his 65th birthday, (ii) his completion of 10 years of Vesting Service and the attainment of his 55th birthday or (iii) his death.

(d)
All unvested amounts credited to a Participant's Account shall be forfeited upon the Participant's Employment Termination, and shall only be restored upon the Participant's subsequent reemployment if the Participant is subsequently reemployed by Franklin or any Affiliated Company and designated a Participant pursuant to Section 2.1 within five years of his prior Employment Termination.

5.3.    Crediting Dates.

(a)	Salary Deferrals shall be credited to the Participant's Account as of the Valuation Date coincident or next following each payroll date the Participant would have otherwise received such Salary.

(b)	Award Deferrals shall be credited to the Participant's Account as of the Valuation Date coincident with or next following the date the Award would have been paid to the Participant.

(c)	Restoration Contributions and SERP Contributions shall be credited as of December 31 of each Plan Year.

(d)	The transferred Pension Restoration Plan Account shall be credited as of January 1, 2012.

5.4.    Adjustment of Account for Earnings/Losses.

(a)	As of each Valuation Date, a Participant's Account shall be credited or debited with investment earnings or losses in the following manner:

(i)
The sub-accounts to which a Participant's Salary Deferrals, Award Deferrals and Restoration Contributions are credited will be credited or debited with the same investment earnings or losses with which such sub-accounts would have been credited or debited assuming they had been actually invested in one or more the investment funds made available by the Committee and selected by the Participant.

(ii)
The sub-account to which a Participant's SERP Contributions are credited will be credited with interest at an annual rate equal to the greater of (A) 4.5% or (B) the rate of interest on 30-year Treasury Securities for the month of November last preceding the first day of the Plan Year for which each SERP Contribution is made. Such interest will be credited as of the December 31st of each Plan Year, based on the value of the Participant's SERP Contribution sub-account calculated as of the prior January 1st of that same Plan Year.

(iii)
The sub-account to which a Participant's transferred Pension Restoration Account is credited will be credited with interest at an annual rate equal to the greater of (A) 4.5% or (B) the rate of interest on 30-year Treasury Securities for the month of November 2011 for the period beginning on January 1, 2012 and ending on December 31, 2012. Thereafter, such sub-account will be credited or debited with investment earnings or losses pursuant to Section 5.4(a)(i).

(b)	The designation of any investment funds or indices shall not require Franklin or any Affiliated Company to invest or earmark its general assets in any specific manner.

5.5.
Investment Elections. Each Participant shall file an initial investment election with the Committee with respect to the investment of the amounts in his sub-accounts listed in Sections 5.4(a)(i) and 5.4(a)(iii) within such time period and on such written form or by such other means as the Committee may prescribe. The election shall designate the investment fund or funds which shall be used to measure the investment performance of the Participant's sub-accounts and shall remain in place for future

Award Deferrals, Salary Deferrals and Restoration Contributions until changed pursuant to Section 5.4.

5.6.
Changing Investment Elections. As of any Valuation Date, a Participant may change his election in Section 5.4 with respect to his future Award Deferrals, Salary Deferrals and/or Restoration Contributions or may reallocate the current balance of any or all of his sub-accounts listed in Section 5.4(a)(i) and 5.4(a)(iii), thereby changing the investment fund or funds used to measure the future investment performance of his existing sub-account balance, by filing an appropriate written form or by such other means as approved by the Committee from time to time.

5.7.
Individual Account Records. The Committee shall maintain, or cause to be maintained, records showing the individual balances of each Participant's Account. At least once each Plan Year, each Participant shall be furnished with a statement setting forth the value of his Account.

ARTICLE 6.

PAYMENT OF BENEFITS

6.1.    Commencement and Method of Payment.

(a)
Except to the extent a Participant makes an election pursuant to Section 6.1(b), the Participant's Account shall be distributed to him, or in the event of his death to his Beneficiary, in a cash single sum payment within 30 days following the Participant's Employment Termination.

(b)
Notwithstanding Section 6.1, at the time a Participant completes a Deferral Agreement, the Participant may make an irrevocable election to receive distribution of the portion of his sub-accounts attributable to the Salary Deferrals and/or Award Deferrals subject to such Deferral Agreement in semi-annual installments over a period not to exceed ten (10) years. Installments shall be paid on each succeeding January 1 and July 1 following the Participant's Employment Termination. The amount of each installment shall equal the balance in the Account as of the immediately preceding Valuation Date, divided by the number of remaining installments (including the installment being determined). In the event of the Participant's death prior to the payment of all of the installments, his Beneficiary shall receive a cash single sum payment equal to the remaining balance in the Participant's sub-accounts within 30 days following the Participant's death.

(c)	Notwithstanding Sections 6.1(a) and (b), if any Participant employed by that Participating Company is a "key employee"

within the meaning of Code section 416(i) (without regard to paragraph (5) of that subsection), distribution of a lump sum payment or of the first installment payment made, in either event, on account of his Employment Termination for a reason other than death, shall not be made until six months after the date of such Employment Termination.

6.2.    Hardship Withdrawal.

(a)
While employed by a Participating Company, a Participant may request a withdrawal from his vested Account in the event of an Unforeseeable Emergency. The request shall be made in a time and manner determined by the Committee, shall not be for a greater amount than the amount reasonably needed to satisfy the emergency need, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and shall be subject to approval by the Committee.

(b)
Unforeseeable Emergency shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant's spouse, or of a dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The existence of an Unforeseeable Emergency shall be determined by the Committee in its sole discretion. Payment may not be made to the extent that the financial hardship is or may be relieved:

(i)	through reimbursement or compensation by insurance or otherwise; or

(ii)	by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

6.3.
Designation of Beneficiary. A Participant may, in a time and manner determined by the Committee, designate a beneficiary and one or more contingent beneficiaries (which may include the Participant's estate) to receive any benefits which may be payable under this Plan upon his death. If the Participant fails to designate a beneficiary or contingent beneficiary, or if the beneficiary and all contingent beneficiaries fail to survive the Participant, such benefits shall be paid to the Participant's estate. A Participant may revoke or change any designation made under this Section 6.3 in a time and manner determined by the Committee.

6.4.
Status of Account Pending Distribution. Pending distribution following a Participant's Employment Termination, a Participant's Account shall continue to be credited with earnings and losses as provided in Section 5.4.

6.5.
Installments and Withdrawals Pro-Rata. An installment payment or hardship withdrawal shall be made on a pro-rata basis from the portions of the Participant's existing Account balance that are subject to different measures of investment performance.

ARTICLE 7.

AMENDMENT OR TERMINATION

7.1.
Right to Terminate. The MOCC may, in its sole discretion, terminate the entire Plan, or terminate a portion of the Plan that is identified as an elective account balance plan as defined in Treas. Reg. § 1.409A-1(c)(2)(i)(A), or as a nonelective account balance plan as defined in Treas. Reg. § 1.409A-1(c)(2)(i)(B). Upon termination of the Plan or portion thereof, distribution of Accounts shall continue to be made to each Participant or beneficiary in the manner and at the time prescribed in Article 6. Notwithstanding the foregoing, the MOCC may in its discretion require earlier distribution of all benefits due under the Plan or portion thereof, provided that:

(a)	The termination of the Plan does not occur proximate to a downturn in the financial health of Franklin (as determined by the Committee);

(b)
Franklin also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. § 1.409A-1(c)(2)(i), or as otherwise provided by the Code, as the portion of the Plan which has been terminated;

(c)
No payments made in connection with the termination of the Plan occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

(d)	All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;

(e)
Franklin does not establish a new plan of a similar type as defined in Treas. Reg. § 1.409A-1(c)(2)(i), within three years following the termination date of the portion of the Plan which has been terminated; and

(f)
Franklin meets any other requirements determined necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

7.2.	Right to Amend. The Committee or the MOCC may, in its sole discretion, amend this Plan and the related Deferral Agreements on 30 days' prior notice to the Participants.

ARTICLE 8.

GENERAL PROVISIONS

8.1.
No Funding. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. No provision shall at any time be made with respect to segregating any assets of Franklin or any Affiliated Company for payment of any distributions hereunder. The right of a Participant or his beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of Franklin, and neither a Participant nor a beneficiary shall have any rights in or against any specific assets of Franklin or any Affiliated Company. All amounts credited to Accounts of Participants shall constitute general assets of Franklin and may be disposed of by Franklin at such time and for such purposes as it may deem appropriate.

Notwithstanding the foregoing provisions of this Section 8.1, Franklin may, at its discretion, enter into a trust agreement (“Trust Agreement”) with a bank or trust company located in the continental United States as trustee, whereby Franklin and any Participating Company may at its discretion contribute deferrals under the Plan to a trust (“Trust”). Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to creditors of Franklin in the event of insolvency. To the extent any benefits provided under the Plan are paid from the Trust, Franklin shall have no further obligation to pay them. If not paid from the Trust, such benefits shall remain the obligation of Franklin. Notwithstanding the foregoing, no contributions shall be made to the Trust if doing so would violate the provisions of section 409A of the Code.

8.2.
No Contract of Employment. The existence of this Plan or of a Deferral Agreement does not constitute a contract for continued employment between a Participant and Franklin or any Affiliated Company. Franklin and the Affiliated Companies reserve the right to modify Participant's remuneration and to terminate a Participant for any reason and at any time, notwithstanding the existence of this Plan or of a Deferral Agreement.

8.3.
Withholding Taxes. All payments under this Plan and all amounts credited to Accounts hereunder shall be net (unless withholdings are, with the Committee's consent, deducted from other income) of an amount sufficient to satisfy any federal, state or local income and employment tax withholding requirements.

8.4.
Non-alienation. The right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Participant, beneficiary or contingent beneficiary in any manner and any attempt to do so shall be void. No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of Franklin and/or the Affiliated Companies. Notwithstanding anything to the contrary, Franklin may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), involving the Participant.

8.5.    Administration.

(a)
This Plan shall be administered by the Committee. The Committee shall interpret the Plan with discretionary authority, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan in accordance with guidelines established by the Committee or, if there are no such guidelines, consistent with furthering the purpose of the Plan.

(b)	The MOCC, in its sole discretion and upon such terms as it may prescribe, may permit any Affiliated Company to participate in the Plan.

(c)
Prior to paying any benefit under this Plan, the Committee may require a Participant, beneficiary or contingent beneficiary to provide such information or material as the Committee, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under this Plan. The Committee may withhold payment of any benefit under this Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

(d)
Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as the Committee considers equitable and practicable.

(e)
If a claim for benefits made by a Participant or his beneficiary is denied, the Committee shall, within 90 days (or 180 days if special circumstances require an extension of time) after the claim is made, furnish the person making the claim with a written notice specifying the reasons for the denial. Such notice shall also refer to the pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for properly completing the claim and explain why such material or information is necessary, and explain the Plan's claim review procedures. If requested in writing, the Committee shall afford each claimant whose claim has been denied a full and fair review of its decision and, within 60 days (120 days if special circumstances require additional time) of the request for reconsideration of the denied claim, the Committee shall notify the claimant in writing of the Committee's final decision. This notice shall specify the reasons for the denial, refer to the pertinent Plan provisions on which the denial is based and state that the Participant is entitled to receive copies of all documents and records relevant to the Participant's claim and bring suit under ERISA.

8.6.    Construction.

(a)
The Plan shall, to the extent not preempted by federal law, be governed by and construed in accordance with the laws of the State of Indiana without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The captions in this Plan document are inserted as a matter of convenience and shall not affect the construction of the Plan.

8.7.
Code Section 409A Standards. This Plan, and all Deferral Agreements pursuant to this Plan, shall be affected, interpreted, and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code section 409A and its interpretive regulations (the "Section 409A Standards"). To the extent that any terms of the Plan or a Deferral Agreement would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

IN WITNESS WHEREOF, Franklin has caused this Plan to be executed as of this 24th day of September, 2012.

FRANKLIN ELECTRIC CO., INC.

By: /s/ Thomas J. Strupp
Title: VP - Global Human Resources &
Member, Employee Benefits Committee